Exhibit 5.3
January 3, 2007
Petróleo Brasileiro S.A. — Petrobras
Avenida República do Chile, 65
20035-900 Rio de Janeiro – RJ
Brazil
Petrobras International Finance Company
4th Floor, Harbour Place
103 South Church Street
George Town, Grand Cayman
Cayman Islands
Ladies and Gentlemen:
     We have acted as special United States counsel to Petrobras International Finance Company, a Cayman Islands company (the “Company”), and Petróleo Brasileiro S.A. – Petrobras, a Brazilian corporation (sociedade de economia mista) (“Petrobras” and, together with the Company, the “Companies”), in connection with the Company’s offering pursuant to a registration statement on Form F-4 (No. 333-138345) filed on November 1, 2006 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed offers by the Company to exchange (the “Exchange Offers”) up to U.S.$500,000,000 aggregate principal amount of its 6.125% Global Notes due October 6, 2016 (the “Reopening Notes”) for any and all of its outstanding 12.375% Global Step-Up Notes due 2008 (the “Step-Up Notes”), 9.875% Senior Notes due 2008 (the “2008 Notes”), 9.750% Senior Notes due 2011 (the “2011 Notes”), 9.125% Global Notes due 2013 (the “2013 Notes”) and 7.750% Global Notes due 2014 (the “2014 Notes” and, together with the Step-Up Notes, the 2008 Notes, the 2011 Notes and the 2013 Notes, collectively, the “Old Notes”). The Reopening Notes constitute a further issuance of the Company’s outstanding 6.125% Global Notes due 2016, and they are to be issued under an indenture dated as of July 19, 2002 (the “Original Indenture”) between the Company and The Bank of New York, as successor to JPMorgan Chase Bank, as trustee (the “Trustee”), as supplemented by the Amended and Restated Fifth

Petrobras
Petrobras International Finance Company

Supplemental Indenture thereto, dated at or around the date the Exchange Offers are settled, among the Company, the Trustee and Petrobras (the “Fifth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”). The Reopening Notes will have the benefit of the Amended and Restated Standby Purchase Agreement, dated at or around the date the Exchange Offers are settled, 2007 (the “Standby Purchase Agreement”), between Petrobras and the Trustee.
     In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	an executed copy of the Original Indenture;

(b)	a form of the Fifth Supplemental Indenture, including the form of global note (the “Global Note”); and

(c)	a form of the Standby Purchase Agreement.
     In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and Petrobras and such other instruments and other certificates of public officials, officers and representatives of the Company and Petrobras and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Fifth Supplemental Indenture, the Global Note and the Standby Purchase Agreement have been executed and delivered by the Company and Petrobras in the forms thereof that we have examined and the Global Note has been duly authenticated in accordance with the terms of the Indenture, the Reopening Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, and the Standby Purchase Agreement will be a valid, binding and enforceable obligation of Petrobras.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or Petrobras, (a) we have assumed that the Company and Petrobras and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company and Petrobras regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions of the type contemplated in the Indenture, the

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Petrobras International Finance Company

Notes and the Standby Purchase Agreement), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. We have also assumed that the Exchange Offers will be conducted in accordance with their terms as described in the Prospectus included in the Registration Statement pursuant to Amendment No. 2 thereto and that the Reopening Notes will be issued only in such amounts as are contemplated by the Exchange Offers.
     We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Indenture, the Standby Purchase Agreement or the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.
     In addition, we note that (a) the enforceability in the United States of the waiver in Section 1.15 of the Indenture by each of the Company and Petrobras of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 1.15 of the Indenture of the U.S. federal courts located in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Indenture, the Notes and the Standby Purchase Agreement is (notwithstanding the waiver in Section 1.15 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.
     The foregoing opinions are limited to the federal law of the United States of America and the laws of the State of New York.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for the Company and Petrobras who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Francesca Lavin
Francesca Lavin, a Partner